Special Meeting of Shareholders
Principal Variable Contracts Funds, Inc. - SmallCap Value Account I Held April 10, 2015

1.	Approval of a Plan of Reorganization providing for the reorganization of the SmallCap Value Account I into the SmallCap Blend Account:

	In Favor	Opposed	Abstain
	4,670,548.3531	142,682.4756	257,456.5513

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Special Meeting of Shareholders
Principal Variable Contracts Funds, Inc. - SmallCap Growth Account II Held April 10, 2015

1.	Approval of a Plan of Reorganization providing for the reorganization of the SmallCap Growth Account II into the SmallCap Blend Account:

	In Favor	Opposed	Abstain
	2,933,930.0086	42,751.8905	130,659.5759

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